Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. Vikas Sinha Sr. VP & CFO 203-272-2596	Noonan Russo Matt Haines (Media) 212-845-4235	Rx Communications Rhonda Chiger (Investor) 917-322-2569

Alexion Pharmaceuticals Reports Third Quarter 2006 Results

Cheshire, Conn., November 1, 2006 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the third quarter ended September 30, 2006. For the third quarter, Alexion (the “Company”) reported revenues of $0.3 million and a net loss of $31.9 million, resulting in a basic and diluted loss per share of $1.02 compared to revenues of $0.4 million, a net loss of $36.6 million and basic and diluted loss per share of $1.24 for the same period last year.

Total reported operating expenses for the third quarter were $33.3 million compared to $38.2 million for the same period last year. Due to changes in GAAP for share-based compensation, operating expenses for the three months reported include $4.6 million of share-based compensation expense compared to $1.6 million in the same period last year. Research and development expenses for the third quarter ended September 30, 2006 were $21.2 million compared to $31.8 million for the same period last year. General and administrative expenses were $12.1 million for the third quarter ended September 30, 2006, compared to $6.4 million for the same period last year.

The Company posted investment income for the third quarter ended September 30, 2006 of $1.8 million compared to $1.6 million for the same period last year, reflecting higher market interest rates. Interest expense was $0.7 million compared to $0.7 million for the same period last year.

Excluding share-based compensation expenses, total operating expenses for the third quarter ended September 30, 2006 were $28.8 million (non-GAAP, due to the exclusion of share-based compensation expense) compared to $36.6 million in the same period last year. Excluding share-based compensation expenses, the Company’s research and development expenses for the third quarter ended September 30, 2006 were $18.7 million, (non-GAAP, due to the exclusion of share-based compensation expense) compared to $30.8 million for the same period last year. The decrease in research and development expenses resulted primarily from lower spending related to the pexelizumab programs, partially offset by higher payroll and benefits costs to support our research and development activities as well as costs for the SHEPHERD and E05-001 (extension) PNH clinical studies. Excluding share-based compensation expenses, the Company’s general and administrative expenses were $10.1 million, (non-GAAP, due to the exclusion of share-based compensation expense) for the third quarter ended September 30, 2006 compared to $5.8 million for the same period last year. The increase resulted principally from increased staff dedicated to commercial development activities and higher professional fees principally for commercial, patent and technology activities.

Excluding share-based compensation expense, the Company incurred a non-GAAP (due to the exclusion of share-based compensation expense) net loss for the third quarter ended September 30, 2006 of $27.3 million, or $0.87 per common share, versus a net loss of $35.0 million, or $1.18 per common share, respectively, for the same period last year.

As of September 30, 2006, the Company had approximately $143.8 million in cash, cash equivalents, and marketable securities as compared to $212.5 million at December 31, 2005.

In connection with the purchase and upgrade of its manufacturing facility in Rhode Island, the Company capitalized purchase and renovation costs of $18.6 million as of September 30, 2006.

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Non-GAAP Financial Information—Non-GAAP financial information is utilized by Alexion’s management to better understand the comparative operating performance of the Company. Reconciliation between non-GAAP financial measures and GAAP financial measures is included in the table accompanying this press release following the unaudited Selected Financial Data.

Regulatory and Clinical Update – Soliris™ (eculizumab)

The Company announced that it had submitted marketing applications for Soliris™ (eculizumab) in both the U.S. and Europe during the third quarter of this year. The Company also announced in the third quarter that it has received notification from the European Medicines Evaluation Agency (EMEA) that Alexion’s request for evaluation of its Market Authorization Application (MAA) for Soliris™ (eculizumab) in PNH under the Accelerated Assessment procedure had been granted. According to published guidelines from the EMEA on the Accelerated Assessment procedure, request for evaluation by the procedure may be accepted if the medicinal product is of major public health interest particularly from the point of view of therapeutic innovation. The Accelerated Assessment procedure provides that the review part of the overall MAA procedure timeline is shortened (150 days versus 210 days). Additionally, the Company has been notified by the EMEA that the MAA has now been validated and that the review part of the procedure has commenced.

Results from Alexion’s Phase III TRIUMPH study were published in the September 21, 2006 issue of The New England Journal of Medicine. In the study, all pre-specified primary and secondary endpoints were achieved with statistical significance in the patients treated with Soliris™ (eculizumab), as compared to patients treated with placebo. Patients treated with Soliris™ (eculizumab) showed statistically significant improvement in anemia and experienced significant improvement in fatigue and other quality of life measurements. Separately, the last patient has completed the last visit in the 12 month SHEPHERD Phase III PNH study.

“This quarter saw continued important advances in the development of Soliris for the orphan blood disorder PNH,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “Most importantly, marketing applications were submitted to both the FDA and EMEA for Soliris in PNH and we announced receipt of Accelerated Assessment Procedure review from the EMEA, providing a shorter timeframe for review. We have been notified by the EMEA that assessment of the MAA has now commenced. Soliris data was further validated in the prestigious medical journal, The New England Journal of Medicine, when top line data from the Phase III Soliris TRIUMPH trial were published in the September 21st issue. On the commercial side, substantial progress continued as we develop our commercial infrastructure in both the U.S. and Europe. We are focused on meeting the needs of PNH patients and to educating the healthcare community about this debilitating disease that often shortens lives.”

Financial Guidance

For Alexion’s 2006 calendar year, the net loss for the year ending December 31, 2006, is expected to be in a range of $115 to $125 million as per our previous guidance. This projected net loss excludes the expense of employee stock options and other stock based compensation expense.

Within this revised projected net loss, R&D costs in 2006 are expected to be approximately $70 to $75 million, including $15-$17 million in costs related to pexelizumab. The Company does not currently expect any pexelizumab expenses to recur after fiscal year 2006.

“We continue to make excellent progress in preparations for the global launch of Soliris,” said David Keiser, President and Chief Operating Officer of Alexion. “In particular, in the U.S. we have attracted proven talent from some of the most successful biopharmaceutical companies, making key hires in important areas including sales; reimbursement and patient access; and marketing. As we establish subsidiaries in the core European countries, we are also having success in attracting top people to our all important country manager positions. Our strategy continues to be to build solid commercial organizations staffed by experienced executives with demonstrated successful track records. We are accomplishing this and, thus, laying the necessary foundation for the successful commercialization of Soliris as soon as marketing authorizations are obtained.”

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Conference Call/Web cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for November 1st at 9:00 a.m., Eastern Time. To participate in this call, dial 719-457-2680, confirmation code 5789604, shortly before 9:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 12:00 p.m, Eastern Time. The replay number is 719-457-0820, confirmation code 5789604. The audio webcast can be accessed at: www.alexionpharm.com.

About Alexion

Alexion Pharmaceuticals is a biotechnology company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders. Alexion’s lead product candidate, Soliris™ (eculizumab), is currently undergoing evaluation in several clinical development programs, including for the treatment of paroxysmal nocturnal hemoglobinuria (PNH). Under the Special Protocol Assessment (SPA) process, the FDA has agreed to the design of protocols for the two phase III trials of Soliris™ (eculizumab) in PNH patients. In January, 2006, Alexion announced that the first of those two PNH trials, the TRIUMPH study, achieved its co-primary endpoints with statistical significance. In June 2006, Alexion announced that interim results from the second of those two PNH trials, the SHEPHERD study, showed that eculizumab appeared to be safe and well tolerated and that all primary and secondary efficacy endpoints were achieved with statistical significance. In September, 2006, Alexion applied for marketing authorization with both the United States Food and Drug Administration and the European Medicines Evaluation Agency for the use of Soliris™ (eculizumab) in PNH patients. Results from the TRIUMPH and SHEPHERD trials served as the primary basis for the marketing applications filed in the United States and Europe. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http://www.alexionpharm.com.

This news release contains forward-looking statements, including statements related to financial guidance for fiscal calendar year 2006, potential benefits and commercial potential for Soliris™ (eculizumab), clinical trial results, the progress of Soliris™ (eculizumab) towards commercial sales, timing for acceptance of, and potential regulatory decisions with respect to, marketing applications for Soliris™ (eculizumab), and progress in developing commercial infrastructure in the Untied States and Europe. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including delays in completing ongoing clinical trials, delays in completing analysis of clinical trial results, requests by the FDA or other regulatory authorities for additional information or data either prior to their acceptance of our submissions for filing or after their review of our submissions, timing and evaluation by regulatory agencies of the results of these and other clinical trials, the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, decision of the FDA or other regulatory authorities not to approve (or to materially limit) marketing of Soliris™ (eculizumab) , delays in arranging satisfactory manufacturing capability, delays in developing commercial infrastructure, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy of Soliris™ (eculizumab), the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, the risk that third party payors will not reimburse for the use of Soliris™ (eculizumab) at acceptable rates or at all, the risk that estimates regarding the number of PNH patients are inaccurate, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward- looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Consolidated Statements of Operations Data:

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Revenues	$263	$384	$1,370	$1,116

Operating expenses:
Research and development	21,205	31,788	65,881	81,304
General and administrative	12,121	6,415	31,688	16,816

Total operating expenses	33,326	38,203	97,569	98,120

Operating loss	(33,063)	(37,819)	(96,199)	(97,004)

Other income (expense):
Investment income	1,801	1,618	5,740	4,696
Interest expense	(687)	(736)	(2,062)	(3,477)
Loss on early extinguishment of debt	—	—	—	(3,184)
Other expense	(13)	—	(13)	—

Total other income (expense)	1,101	882	3,665	(1,965)

State tax benefit	90	363	270	704

Net Loss	$(31,872)	$(36,574)	$(92,264)	$(98,265)

Basic and diluted net loss per common share	$(1.02)	$(1.24)	$(2.96)	$(3.45)

Shares used in computing net loss per common share	31,264	29,469	31,154	28,466

Consolidated Balance Sheet Data:
	As of
	September 30, 2006	December 31, 2005
Cash, cash equivalents, and marketable securities	$143,848	$212,456
Total assets	211,001	262,711
Total stockholders’ equity	8,596	81,890

The following table represents a reconciliation of GAAP to non-GAAP financial information related to share-based compensation for the six month periods ended September 30, 2006 and 2005:

	Reported Amounts	Share-Based Compensation Adjustment	Excluding Share-Based Compensation
Nine Months Ended September 30, 2006
Research and development	$65,881	$(6,578)	$59,303
General and administrative	31,688	(4,824)	26,864
Operating expenses	97,569	(11,402)	86,167
Operating loss	(96,199)	11,402	(84,797)
Net loss	(92,264)	11,402	(80,862)

Basic and diluted net loss per share	$(2.96)	$0.36	$(2.61)

Nine Months Ended September 30, 2005
Research and development	$81,304	$(1,147)	$80,157
General and administrative	16,816	(760)	16,056
Operating expenses	98,120	(1,907)	96,213
Operating loss	(97,004)	1,907	(95,097)
Net loss	(98,265)	1,907	(96,358)

Basic and diluted net loss per share	$(3.45)	$0.06	$(3.38)

Three Months Ended September 30, 2006
Research and development	$21,205	$(2,498)	$18,707
General and administrative	12,121	(2,070)	10,051
Operating expenses	33,326	(4,568)	28,758
Operating loss	(33,063)	4,568	(28,495)
Net loss	(31,872)	4,568	(27,304)

Basic and diluted net loss per share	$(1.02)	$0.15	$(0.87)

Three Months Ended September 30, 2005
Research and development	$31,788	$(959)	$30,829
General and administrative	6,415	(625)	5,790
Operating expenses	38,203	(1,584)	36,619
Operating loss	(37,819)	1,584	(36,235)
Net loss	(36,574)	1,584	(34,990)

Basic and diluted net loss per share	$(1.24)	$0.06	$(1.18)